Exhibit 4.11
English Translation
CONTRACT NO: 2009 ADM CAPITAL NO. 1
CREDIT AGREEMENT
DATED 24 JANUARY 2009
by
GOLD SUN DAY LIMITED
as Lender
and
YINGLI ENERGY (CHINA) COMPANY LIMITED
as Borrower

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TABLE OF CONTENTS

1. Definitions	1

2. Commitment	5

3. Purpose	5

4. Term	5

5. Interest Rate and Interests	5

6. Interest on Overdue Amounts	6

7. Conditions Precedent to Drawdown	6

8. Drawdown	8

9. Project Fund Receipts and Expenditure	9

10. Interest Payment and Repayment of Facility	10

11. Prepayment	11

12. Taxes	12

13. Increased Costs	13

14. Expenses	13

15. Repayment Sequence	14

16. Borrower’s Representations and Warranties	15

17. Inspection of Facility Utilisation	16

18. Information Disclosure	17

19. Supervision of Project	17

20. Obligations of the Borrower	18

21. Default	22

22. Culpa in Contrahendo	24

23. Indemnities and Break Costs	24

24. Assignment	24

25. Entire Contract	25

26. Confidentiality	25

27. Applicable Law	25

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28. Dispute Resolution	25

29. Requirements under the Law	25

30. Amendment and Waiver	26

31. Miscellaneous	26

32. Effectiveness and Termination	27

Schedule 1 Drawdown Request	28

Schedule 2 Security Documents	29

Schedule 3 Assets Mortgaged in Favour of China Development Bank	31

Schedule 4 List of 100MW Plants and Equipment to be Mortgaged in Favour of the Lender	32

Schedule 5 Assets to be Mortgaged in Favour of China Energy Saving Corporation for Loan of RMB 100,000,000 Available to the Opco	33

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THIS CREDIT AGREEMENT is made on 24 January 2009 AMONG
(1)	YINGLI ENERGY (CHINA) COMPANY LIMITED as borrower (the “Borrower”); and

(2)	GOLD SUN DAY LIMITED as lender (the “Lender”),
(each referred to as a Party and collectively as the Parties.)
WHEREAS
In order to fund capital expenditure arising from the construction of ongoing and new polysilicon solar cell projects and working capital requirements of the Borrower, the Borrower applies to the Lender for a foreign currency loan and the Lender agrees to advance the loan in accordance with the terms and conditions of this Agreement. The Parties enter into this Agreement through consultation and on the basis of relevant PRC laws and regulations and principles of equality, free will, fairness and good faith.
1.	DEFINITIONS

1.1	BVI Co means Cyber Power Group Limited, a company registered in the British Virgin Islands, with its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Island and is a wholly owned subsidiary of YGE.

1.2	Loan means the aggregate principal amount drawn and outstanding for the time being under this Agreement.

1.3	Commitment means the maximum amount of the facility that the Lender agrees to make available to the Borrower as determined in accordance with Clause 2 hereof.

1.4	Loan Document means each and any of:
(a)	this Agreement;

(b)	a Security Document;

(c)	a Fee Letter;

(d)	a Warrant Document; or

(e)	any other document designated in writing as such by the Lender and the Borrower.
1.5	Security Provider means any guarantor, mortgagor, pledgor providing security for the Obligors in respect of the obligations and liabilities under the Loan Documents, including but not limited to YGE, the Onshore Guarantors, HK Co, Yingli Power, Tianli Power and BVI Co.

1.6	Security Documents mean all or any part of the security documents as set out in Schedule 2 of this Agreement.

1.7	Security Sharing Agreement has the meaning given to it in Schedule 2 of this Agreement.

1.8	Security Interest means any mortgage, charge (fixed or floating), pledge, lien, encumbrance, security document or any other agreement or interest having a similar effect, whether created under PRC laws and regulations or other applicable law.

1.9	Maturity Date means the expiry date of the Loan under Clause 4.

1.10	Fee Letter means any letter entered into between the Lender and the Borrower setting out the fees payable by the Borrower to the Lender by reference to this Agreement or any other Loan Document.

1.11	Cancellation Period means the period from the date on which the Lender receives the irrevocable drawdown request submitted by the Borrower under Clause 8.2.1, up to and including the 20th day after the date hereof.

1.12	Interest Payment Date means the date on which the Borrower shall pay interest accrued on the Loan as set forth under Clause 5.2.

1.13	Business Day means a day other than a Saturday or Sunday or a statutory holiday on which banks are open for general business in the PRC, Hong Kong, London and New York.

1.14	PRC Business Day means a day other than a Saturday or Sunday or a statutory holiday on which banks are open for general business in the PRC.

1.15	YGE means the ultimate controller of the Borrower’s offshore shareholder (i.e. the sole shareholder of the Borrower is a wholly-owned subsidiary of YGE): Yingli Green Energy Holding Company Limited, a compay registered in Cayman Islands, with registered office at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchines Drive, P.O. Box 2681GT,George Town, Grand Cayman KY1-111,Cayman Islands.

1.16	YGE Guarantee and Undertaking Agreement has the meaning given to it in Schedule 2 of this Agreement.

1.17	Group has the meaning given to it in the YGE Guarantee and Undertaking Agreement.

1.18	Mortgage over YGE Shares has the meaning given to it in Schedule 2 of this Agreement.

1.19	Onshore Guarantor means:
(a)	Baoding Tianwei Yingli New Energy References Co., Ltd., address: 3055 Fuxing Zhong Lu, Baoding High-tech Industry Development Zone, legal representative: DING Qiang; or

(b)	Miao Qing, personal identification card number: 130604198012081244, address: No.3055 Fu Xing Middle Road, National High-Tech Development Zone, Baoding.
1.20	Onshore Guarantee means the Miao Guarantee and/or the Tianwei Yingli Guarantee.

1.21	Charge over Collateral Account has the meaning given to it in Schedule 2 of this Agreement.

1.22	Interest Period means the interest period as described in Clause 5.2.

1.23	Warrant Documents has the meaning given to it in the YGE Guarantee and Undertaking Agreement.

1.24	Availability Period means the period from and including the date of this Agreement up to and including 85 days after the date of this Agreement or any other period extended by the Lender in its sole discretion.

1.25	Prepayment Fee means the fee payable by the Borrower in respect of prepayment in accordance with Clause 11:

(a)	in relation to prepayment under Clause 11.1, 11.2 or 11.3, a fee in an amount equal to two per cent. of the principal amount prepaid thereunder; or

(b)	in relation to prepayment under Clause 11.4, a fee in an amount equal to six per cent. of the principal amount prepaid thereunder.
1.26	Tianwei Yingli means Baoding Tianwei Yingli New Energy References Company Limited a company incorporated in the PRC, with registered office at No.3055 Fu Xing Middle Road, National High-Tech Development Zone, Baoding.

1.27	Tianwei Yingli Guarantee has the meaning given to it in Schedule 2 of this Agreement.

1.28	Miao Guarantee has the meaning given to it in Schedule 2 of this Agreement.

1.29	Tianli Power means Tianli Power Holding Company Ltd, a company incorporated in the British Virgin Islands, with registered office at Romasco Place, Wickhams Cay 1, P.O.Box 3140, Road Town, Tortola, British Virgin Islands.

1.30	Tianli Power Share Pledge has the meaning given to it in Schedule 2 of this Agreement.

1.31	Hong Kong means the Hong Kong Special Administrative Region.

1.32	HK Co means Cyber Lighting Holding Company Limited, a company incorporated in Hong Kong, with registered office at 50th Floor, Bank of China Tower, 1 Garden Road, Central, Hong Kong and is a wholly owned subsidiary of YGE.

1.33	Charge over HK Shares has the meaning ascribed to it in Schedule 2 of this Agreement.

1.34	HK Security Agreement has the meaning given to it in Schedule 2 of this Agreement.

1.35	SAFE means the State Administration of Foreign Exchange of the PRC or its relevant local counterpart.

1.36	Yingli Power means Yingli Power Holding Company Limited, a company incorporated in the British Virgin Islands, with registered office at Romasco Place, Wickhams CAY 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands.

1.37	Obligor has the meaning given to it in the YGE Guarantee and Undertaking Agreement.

1.38	Opco means Fine Silicon Company Limited , a company incorporated in the PRC, with registered office at No.722 Cui Yuan Street, Baoding, Hebei Province 071051 and is a wholly owned subsidiary of YGE.

1.39	Opco Original Equity Pledge Agreement has the meaning given to it in Schedule 2 of this Agreement.

1.40	Opco New Equity Pledge Agreement has the meaning given to it in Schedule 2 of this Agreement.

1.41	Assignment of Shareholder Loans has the meaning given to it in Schedule 2 of this Agreement.

1.42	Material Adverse Effect means a material adverse effect on:

(a)	the business, operations, property, prospects or condition (financial or otherwise) of any Material Company or the Group as a whole;

(b)	the ability of any Obligor to perform its obligations under any Loan Document; or

(c)	the validity or enforceability of any Loan Document; the ranking of any Security Interest granted or purported to be granted pursuant to any Security Document; any right or remedy of the Lender in respect of a Loan Document.
1.43	Material Company has the meaning given to it in YGE Guarantee and Undertaking Agreement.

1.44	Break Costs has the meaning given to it in Clause 23.2.

1.45	PRC means the People’s Republic of China, but for the purpose of the Loan Documents only, excluding Hong Kong, the Macau Special Administrative Region and Taiwan.

1.46	Loan Account means an account opened by the Borrower for the purposes of the Borrower performing its repayment and payment obligations to the Lender under the Loan Documents.

1.47	Revenue Account means an account to be opened specially for the purpose of management of cashflow as set out in Clause 9, and to be under joint control of the Borrower and the Lender.

1.48	Unless otherwise provided herein, the following terms shall have the meanings set forth below:

1.48.1	a person means any natural person, company, partnership, corporation, association, government authority (including any government department) or any other entity acting as an individual, trustee or in other capacity or its successor and permitted assignee;

1.48.2	asset means any property, income and right;

1.48.3	an authorisation includes an authorisation, consent, approval, resolution, permit, exemption, filing and registration;

1.48.4	tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest payable due to failure or delay in payment of said taxes).

1.48.5	USD means the lawful currency for the time being of the United States of Amercia;

1.48.6	including, include(s) means “including but not limited to”; and

1.48.7	PRC laws and regulations means any regulations, rules, official directives of the people’s congress and its standing committee, the state council, the ministries, government authorities, departments, regulatory or self-regulatory institutions or other similar administrative authority or organisation, and any amendments thereto or reenactment thereof.

1.49	a time of day is a reference to PRC time.

1.50	Table of contents and headings hereunder are inserted for convenience of reference only and shall not be taken into account in the interpretation of this Agreement. Unless a contrary intention appears, the terms defined herein, when used in any document or contract related to this Agreement or relevant notices under such document or contract, shall have the same meaning as defined in this Agreement.

2.	COMMITMENT

2.1	Except when cancelled in accordance with this Clause 2, the Commitment hereunder shall be up to USD80,000,000 (eighty million US dollars).

2.2	If the Lender fails to raise in full the amount provided in Clause 2.1 above before close of business on the expiry date of the Cancellation Period, any such outstanding amount at close of business of such date shall be automatically cancelled with immediate effect. On the second day after expiry of the Cancellation Period, the Lender shall notify the Borrower in writing of the amount raised by the Lender; in such case, the Commitment hereunder shall be reduced accordingly to the amount raised by the Lender as specified in such notice.

3.	PURPOSE

The Facility shall be used to finance:
(1)	purchase of equipment required for the ongoing and new polysilicon solar cell projects of the Borrower, project construction and daily operation funds of the Borrower, and

(2)	payment of any cost or expense payable by the Borrower in accordance with the Loan Documents.
The Borrower shall not misappropriate or misuse the Loan and shall not use the funds hereunder for purposes prohibited by PRC laws and regulations.

4.	TERM

The Term of the Loan hereunder shall be three years, commencing from the date of advance of the Loan by the Lender to the Borrower. The Borrower shall repay the Loan on the Maturity Date.

5.	INTEREST RATE AND INTERESTS

5.1	The rate of interest on the Loan is 12% per annum.

5.2	Interest Period and Interest Payment Date

5.2.1	The Interest Period shall be six months. The first Interest Period shall be 6 months from the date of the advance of the Loan, the second Interest Period shall be 6 months from the expiration of the first Interest Period. The same calculation method shall apply to subsequent Interest Periods.

5.2.2	The Interest Payment Date shall be the expiry date of each Interest Period. The first Interest Payment Date shall be the expiry date of 6 months from the advance of the Loan. If the Interest Payment Date falls on a non PRC Business Day, it shall be extended to the immediate subsequent PRC Business Day, provided that such extension shall not prejudice the calculation of the subsequent Interest Period, which shall still commence from the date subsequent to the expiry date of previous Interest Period and shall not be extended due to the extension of the previous Interest Payment Date.

5.3	Calculation of Interest

The rate of interest on the Loan shall be calculated daily on the basis of a 360-day year and the actual number of days elapsed. The calculation formula shall be: Loan x interest on the Loan x actual number of days elapsed for the Interest Period ÷ 360 days.

6.	INTEREST ON OVERDUE AMOUNTS

6.1	If the Borrower fails to repay any principal, interest, fees due or any other due payments payable by it under the Loan Documents, the Lender shall be entitled to charge interest on the overdue amount at a rate of 14% per annum, both before, on and after judgment. The Borrower shall pay such interest accrued on the overdue amount immediately upon receipt of demand from the Lender.

6.2	Interest on an overdue amount will be compounded on a daily basis.

6.3	If on a subsequent Interest Payment Date, the Borrower still fails to repay the overdue principal, interest and/or fee under the Loan, the Lender will charge a compound rate at the interest rate on overdue amount for that current Interest Period.

7.	CONDITIONS PRECEDENT TO DRAWDOWN

7.1	Conditions Precedent

The Lender’s obligation to advance the Loan will not arise until the Lender acknowledges that it has received all of the following documents or materials in form and substance satisfactory to it; photocopies of all these documents or materials shall be certified and verified against their original copies:

7.1.1	photocopy of the approval of the relevant PRC authority on construction of the 200MW polysilicon solar cell project;

7.1.2	certified copies (verified by the Lender against original copies and stamped by the Borrower) of: the Borrower’s business licence, approval certificate of foreign-invested enterprise, articles of association, latest capital verification report, photocopy of the identification card of its legal representative, organisation code certificate, tax registration certificate (state and local), financial registration certificate, foreign exchange registration certificate, valid loan card and password;

7.1.3	certified copies (stamped by the Borrower) of resolutions of the competent authority of the Borrower (as set out under law or in the articles of association of the Borrower; for example, the shareholders, board of directors and executive directors) approving execution and performance by the Borrower of this Agreement and other Loan Documents to which it is a party and authorising one or more person to enter into, on behalf of the Borrower, this Agreement, other relevant Loan Document, drawdown requests and any other documents to be submitted by the Borrower as required under any Loan Document;

7.1.4	certified original copies (stamped by the Borrower) of specimen signatures of the legal representative and each authorised signatory of the Borrower, and certified copies (stamped by the Borrower) of the identication card of such signatories;

7.1.5	each Loan Document duly executed by the parties to it (other than the Opco New Equity Pledge Agreement);

7.1.6	photocopy of the approval of the relevant PRC authority on the capital increase of the Borrower to the total investment of USD219,400,000 and the registered capital of USD120,000,000, and the approval certificate;

7.1.7	evidence that all approvals, filings, registrations and other formalities required to perfect the security to be created under the Security Documents (except the Onshore Guarantee and the Opco New Equity Pledge Agreement) have been obtained or completed.

7.1.8	photocopy of the certified Foreign Debt Agreement Information Form for Onshore Entities issued by SAFE in connection with this Agreement and/or other documents evidencing that all foreign debts hereunder have been approved by and filed with SAFE;

7.1.9	PRC legal opinion issued by Zhonglun Law Firm in the form and substance satisfactory to the Lender, and which shall specify that the Borrower has the civil rights and power to enter into this Agreement and the Loan Documents to which it is a party in accordance with PRC laws and regulations;

7.1.10	evidence that any stamp duty, all taxes and similar duties and all costs and expenses arising in connection with any Loan Documents and payable by the Obligor under all the Loan Documents (including but not limited to attorney fees and other expenses due and payable under the Fee Letters) have been paid or are to be paid in full prior to the drawdown date;

7.1.11	evidence that each of YGE and its subsidiaries have had its business and assets insured in accordance with this Agreement and relevant PRC laws and regulations, including but not limited to evidence that projects of Tianwei Yingli in operation and ongoing projects of the Opco have been insured;

7.1.12	relevant lease contract entered into between the Borrower and Tianwei Yingli in respect of the land use rights of the land with an area of approxiately 200 mu, relevant properties and equiment lease for the 200MW polysilicon solar cell project (the authorised signatory for and on behalf of Tianwei Yingli must be Ding Qiang, as its legal representative and the legal representative of its Chinese shareholder);

7.1.13	relevant trademark licence agreement for the use of the YINGLI SOLAR trademark (the authorised signatory for and on behalf of Tianwei Yingli must be DING Qiang, as its legal representative and the legal representative of its Chinese shareholder);

7.1.14	evidence that Baoding Land & Resources Bureau has, before 15 January 2009, initiated the auction process in relation to the land use rights if phase 1 with an area of 800 Mu;

7.1.15	in connection with a consulting service agreement between Virasa and BVI Key Subisiary, evidence in the form of a legal opinion from Nixon Peabody confirming that Virasa owns and lawfully uses all the intellectual property rights to the relevant technologies (including without limitation the patents and know-how concerning the design and construction of the polysilicon production system and the polysilicon and silane manufacturing process;

7.1.16	audited financial report of the Borrower for the year 2008 prepared in accordance with PRC accounting principles;

7.1.17	a photocopy of the identification card of Miao Qing as guarantor;

7.1.18	the Borrower has opened the Loan Account in accordance with this Agreement and the Loan Account is under the joint control of the Borrower and the Lender in accordance with this Agreement;

7.1.19	evidence that the pledge created under the Tianli Power Share Pledge (under which Tianli Power pledges its shares in its subsidiary Baoding Yuansheng Rongtong Trading Company Limited held by virtue of its USD17,000,000 capital contribution) is valid and has been duly created. This includes but is not limited to approval issued by the original approval authority of Baoding Yuansheng Rongtong Trading Company Limited, the registration certificate issued by its original registration authority, its share register reflecting such share pledge and its resolutions and internal authorisation documents;

7.1.20	evidence that pledge created under the Opco Original Equity Pledge Agreement (under which BVI Co pledges the shares which BVI Co holds in the Opco by virtue of its capital contribution of USD140,000,000) is valid and has been duly created, including but not limited to approval issued by the original approval authority of the Opco, the registration certificate issued by its original registration authority, its share register reflecting such equity pledge and its resolutions and internal authorisation documents;

7.1.21	all the documents to be provided under clause 9.29 of the YGE Guarantee and Undertaking Agreement, evidence that such documents have been provided and evidence that the provisions of this clause have been satisified; and

7.1.22	any other certificate, authorisation or any other document, opinion or security document requested by the Lender in connection with or required for the execution and performance of the transaction contemplated hereunder or for the validity and enforceability of this Agreement.

7.2	Further Conditions Precedent

Other conditions precedent to advance of the Loan by the Lender are:

7.2.1	upon advance of the Loan, there is no Default as described under Clause 21 outstanding or would result from such advance of the Loan (or any Default that may result from the service of notice, passing of time or fulfilment of other applicable conditions);

7.2.2	there is no event deemed to cause a Material Adverse Effect;

7.2.3	the representations and warranties made by the Borrower under Clause 16 of this Agreement are true and accurate on the proposed drawdown date;

7.2.4	the representations and warranties made by YGE under Clause 6 of the YGE Guarantee and Undertaking Agreement are true and accurate on the proposed drawdown date;

7.2.5	there is no material adverse change in PRC laws and regulations, policies and foreign exchange market;

7.2.6	the Lender notifies the Borrower in writing to confirm the amount of the Commitment in accordance with Clause 2.

8.	DRAWDOWN

8.1	Drawdown Plan

The Borrower’s drawdown plan in connection with the Commitment is:

The Commitment will be advanced in one lump sum during the Availability Period.

The Borrower shall not change the drawdown plan.

8.2	Drawdown Procedure

8.2.1	Within 64 days after this Agreement is signed, subject to fulfilment of all conditions set out under Clause 7 (other than Clause 7.2.6) above, the Borrower must submit an irrevocable drawdown request (in the form attached hereto as Schedule 1) to the Lender on any Business Day within the Availability Period. The drawdown request shall be submitted 21 days prior to the proposed drawdown date (which is a Business Day within the Availability Period), and the amount to be advanced as applied for under the drawdown request shall not exceed the amount of the Commitment.

8.2.2	Upon receipt of the irrevocable drawdown request from the Borrower and approval by the Lender, the Lender shall commence fund raising. Subject to other provisions of this Agreement, the Lender shall upon having successfully raised funds make the raised funds available to the foreign debt account designated by the Borrower before 4pm of the drawdown date.

8.2.3	The Borrower shall submit only one drawdown request under this Agreement.

8.3	Automatic Cancellation

Any undrawn amount of the Commitment at close of business on the last day of the Availability Period will be automatically cancelled and the Borrower has no right to request drawdown in respect of such amount. The automatic cancellation under this sub-clause shall not exempt the Borrower from its liability to pay the commitment fee payable by it under Clause 14.4 of this Agreement.

9.	PROJECT FUND RECEIPTS AND EXPENDITURE

9.1	During the performance of this Agreement, if no change in financial condition as set out in Clause 11.4 occurs, fund receipts and expenditure in respect of the 200 megawatt polysilicon solar cell project of the Borrower shall be verified in accordance with the following provisions:

9.1.1	Upon or prior to submission of the drawdown request by the Borrower, or at any time during the valid term of this Agreement, the Lender is entitled to engage an independent third party accounting firm or financial consulting company (the “Supervisor") to supervise and review the following matters of the Borrower on a monthly basis:

9.1.1.1	bank statements and balance adjustments in respect of all the bank accounts for the current month;

9.1.1.2	all the contracts entered into for the current month, including but not limited to sales contracts, sales agency contracts, raw material purchase contracts, equipment purchase contracts, all the finance contracts under commercial transactions, and relevant service contracts;

9.1.1.3	all of the financial vouchers and documents supporting account entries in respect of fund receipts and expenditure for the current month;

9.1.1.4	customs clearance sheets, verification form of foreign currency payment concerning import trading (if any), filing form of foreign exchange payment concerning import trading (if any) in respect of all the imports and exports for the current month;

9.1.1.5	all bills delivered for goods and all bills received for raw materials for the current month; and

9.1.1.6	other documents as the Supervisor deems necessary for review.

9.2	During the performance of this Agreement, if any change in financial condition as set out in Clause 11.4 occurs, fund receipts and expenditure in respect of the 200 megawatt polysilicon solar cell project shall be managed in accordance with the following provisions:

9.2.1	The Lender will despatch a person to the Borrower to monitor the receipt and expenditure of funds in connection with the project. Receipt and payment of any amount in connection with an additional 100 megawatt polysilicon solar cell project (the Managed Project) other than the 100 megawatt polysilicon solar cell project supervised by China Development Bank shall be conducted through the Revenue Account. All the revenues arising from the Managed Project of the Borrower must be directly credited to the Revenue Account. Such account shall be under joint control by the Lender and the Borrower. As it is difficult to identify receipt and expenditure of any funds in connection with the 200 megawatt polysilicon solar cell project of the Borrower, 50% of all the revenue arising from the 200 megawatt polysilicon solar cell project as from the date of this Agreement shall be regarded as revenues under the Managed Project and credited to the Revenue Account. 50% of all the payments arising from the 200 megawatt polysilicon solar cell project as from the date of this Agreement shall be regarded as expenditure under the Managed Project and may be made from the Revenue Account. Any other expenditure to be made by the Borrower shall not be made from the Revenue Account. Any fund inflow and outflow in connection with such account shall be subject to seal of the said escrow agent, and the seal shall be kept by a person designated by the Lender;

9.2.2	The Borrower shall provide monthly forecasts regarding any capital expenditure under such account and inform the person designated by the Lender within the last 5 Business Days of each month. On the date of such payment or the day prior to such date, the Borrower shall submit to the person designated by the Lender a notice of payment and any documents which provide the basis for such payments. The said designated person shall review such documents in accordance with instructions by the Lender and shall, upon its approval of the authority and completeness of the supporting document, handle payment formalities and affix the seal of the designated escrow agent on the relevant supporting document on the date of receipt of the payment notice or the subsequent day. Where the document supports a payment is considered to be untrue, incomplete or inconsistent with the fund remittance and actual completed quantity or there are any other inconsistencies, the designated escrow agent may suspend or refuse the payment;

9.2.3	The documents which form the basis of payments and is to be provided by the Borrower shall include, with respect to documents relevant to the 200 megawatt polysilicon solar cell project of the Borrower, the project budget approved by the relevant authority, preliminary project plan, equipment procurement contract, pro forma invoice or invoices, imports payment forms (if any), imports payment records (if any), raw material procurement contract, relevant service contract and other documents;

9.2.4	The person dispatched by the Lender is also entitled to inspect matters as set out in Clause 9.1.

10.	INTEREST PAYMENT AND REPAYMENT OF FACILITY

10.1	Prior to advance of the Loan hereunder, the Borrower shall open a [RMB/USD] account as the Loan Account with a bank approved by the Lender. Such account shall be under joint control of the Borrower and the Lender. The Lender will appoint an escrow agent to be the co-signatory for the Loan Account, and any withdrawal of funds from the Loan Account shall be subject to the specimen seal such agent.

10.2	The Lender shall issue the principal and interest payment notice to the Borrower prior to the Interest Payment Date and the Maturity Date. The Borrower shall complete the following prior to such relevant Interest Payment Date or Maturity Date:

10.2.1	procure that the amount to be repaid for the current Interest Period has been deposited into the Loan Account prior to relevant Interest Payment Date or Maturity Date;

10.2.2	pay to the relevant tax authority any taxes payable by the Borrower and/or the Lender in connection with such repayment of principal or interest and obtain relevant tax clearance certificate; and

10.3	apply with SAFE for repayment of principal or interest and obtain relevant approval.

10.4	The Borrower shall not be exempted from its liability to pay principal or interest in full and on time, whether or not the Lender notifies the Borrower or whether the contents of the principal and interest payment notice are correct.

11.	PREPAYMENT

11.1	Voluntary prepayment means voluntary prepayment by the Borrower.

11.1.1	The Borrower may prepay the Loan in accordance with this Clause, provided that the amount of any single prepayment shall not be less than USD20,000,000 (twenty million US dollars) and shall be the multiples of USD5,000,000 (five million US dollars).

The Borrower shall submit a written application to the Lender and the Lender at least 5 Business Days prior to any prepayment.

11.1.2	The prepayment application by the Borrower shall be irrevocable. The Borrower shall not re-borrow any prepaid amount.

11.2	Mandatory Prepayment – illegality

The Lender must notify the Borrower promptly upon becoming aware that it is unlawful in any applicable jurisdiction for the Lender to perform any of its obligations under this Agreement or to fund or maintain its share in the Loan. Upon receiving such notice:

11.2.1	the Borrower must repay or prepay the share of the Lender in the Loan, interest accrued thereon, any overdue interest , compound interest, liquidated damages and other payments due under that Loan Document, on the last day of the current Interest Period or on an earlier date as specified in the notice by the Lender (which shall not be earlier than the last day of any applicable grace period allowed by law); and

11.2.1	the Commitment of that Lender will be immediately cancelled.

11.3	Mandatory Prepayment – default

If any event of default as set out in Clause 21 of this Agreement occurs and the Lender send a written notice of acceleration to the Borrower, the Borrower shall prepay, immediately on the date of receipt of such notice, the principal of the Loan, interest accrued thereon, any overdue interest, compound interest, liquidated damages and other payments due under the Loan Documents.

11.4	Mandatory Prepayment – change in financial condition

Upon occurrence of any of the following events, upon request by the Lender, the Borrower shall prepay the share of the Lender in the Loan in accordance with the ratios provided below within 5 days upon receipt of notice from the Lender:

11.4.1	If YGE’s semi-annual consolidated undistributed profit decrease by 10% or more but less than 25% compared to the consolidated undistributed profit disclosed in its audited annual financial statements for 2008, the Lender is entitled to request the Borrower to prepay 50% of the total withdrawals. If YGE’s semi-annual consolidated undistributed profit drops by 25% or more compared to the consolidated undistributed profit disclosed in its audited annual financial statements for 2008, the Lender is entitled to request the Borrower to prepay 100% of the total withdrawals;

11.4.2	If YGE’s semi-annual consolidated EBITDA (as defined in the YGE Guarantee and

Undertaking Agreement) in the relevant period is less than 75% of the corresponding amount in the following table, the Lender is entitled to request the Borrower to prepay 15% of the total withdrawals:

First Half of 2009	RMB 880,000,000

Second Half of 2009	RMB 1,320,000,000

First Half of 2010	RMB 1,825,000,000

Second Half of 2010	RMB 1,825,000,000

First Half of 2011	RMB 1,825,000,000
11.4.3	For avoidance of doubt, in case of concurrency of the events in Clause 11.4.1 and Clause 11.4.2, the prepayment requirement shall be cumulative, at the discretion of the relevant Lender; if the cumulative amount exceeds the 100% of the total withdrawals, the total withdrawals shall prevail.

11.4.4	For the purpose of this Clause, the consolidated undistributed profit means the Retained Earnings as itemised in the consolidated balance sheet prepared by YGE pursuant to US accounting principles.

11.5	Others

11.5.1	All prepayments by the Borrower in accordance with this Clause must be made with interests accrued on the prepaid amount by the prepayment date, the appropriate Prepayment Fee, any overdue interest , compound interest and all other amounts payable to the Lender under the Loan Documents, including but not limited to the Break Costs and all expenses, costs and payables under Clause 14.

11.5.2	In case of prepayment in accordance with this Clause, the Borrower shall, before the prepayment date:
(a)	deposit the amount to be prepaid in the Loan Account before the prepayment date;

(b)	obtain the relevant tax clearance certificate from the relevant tax authority regarding the taxes imposed on the Borrower and/or the Lender for such prepayment; and

(c)	obtain relevant approval from the relevant SAFE for such prepayment.
11.5.3	No amount of the Loan prepaid under this Agreement may subsequently be re-borrowed.

12.	TAXES

12.1	The Borrower shall promptly pay any and all relevant stamp tax, relevant notarization fees, registration fees, filing fees or other similar fees payable by the Borrower or the Lender in connection with the entry into, registration, performance and enforcement or admissibility in evidence of this Agreement and all other Loan Documents. The Borrower shall also indemnify the Lender against any loss resulting from the Borrower’s delay in paying or failure to pay such taxes and fees.

12.2	The Borrower shall also pay to the Lender (or pay to the relevant tax authorities directly on behalf of the Lender) on demand, in addition to any amount payable by the Borrower to the Lender, any goods and services tax, value added tax, withholding tax or other similar tax payable in respect of that amount (such amount mentioned in any Loan Document shall be deemed to include any such taxes payable in addition to it) (other than income tax to be paid by the Lender in respect of its net income at the place of incorporation or the place where it is located).

12.3	If the Lender is required to pay any tax (other than a tax imposed on the net income of the Lender by the jurisdiction in which it is incorporated or located) or otherwise on or in relation to any sum received or receivable by it hereunder or any liability in respect of any such payment is asserted, imposed, levied or assessed against the Lender, the Borrower shall, upon demand of the Lender, promptly indemnify the Lender against such payment or liability, together with any interest, penalties and expenses payable or incurred in connection therewith.

12.4	If the Lender intends to make a claim pursuant to Clause 12.3, it shall notify the Borrower of the event by reason of which it is entitled to make such claim, except that the Lender is not obligated to disclose any confidential information relating to the organization of its affairs.

13.	INCREASED COSTS

If a Lender determines that, as a result of (1) any introduction, effectiveness, interpretation or application of or change in any law or regulation or any change in interpretation, administration or implementation of such law or government regulation (including any removal or modification of any exemption currently in force in favour of the Lender or the Borrower) on or after the date of this Agreement; or (2) compliance by the Lender with any law or regulation made on or after the date of this Agreement (including, without limitation, a government regulation which affects the manner in which the Lender allocates capital resources to its obligations under this Agreement or which relates to any reserves, liquidity, deposit or other requirements imposed on the Lender by any relevant agency of any state):

13.1	the cost to the Lender of maintaining all or any part of the Loan and/or making, maintaining or funding all or any part of the Commitment or of any overdue sum is increased; and/or

13.2	any sum received or receivable by the Lender under any Loan Document or the effective return under any Loan Document or the overall return on the capital of the Lender is reduced below the rate that would have been obtained but for such introduction, effectiveness, change or compliance; and/or

13.3	the Lender makes any payment or forgoes any interest or other return on or calculated by reference to the amount of any sum received or receivable by it under any Loan Document;

then the Borrower shall indemnify the Lender against that increased cost, reduction of income, extra expenses or forgone interest or other return and, accordingly, shall from time to time on demand (whenever made) pay to the Lender the amount necessary for such indemnification. Under this Clause, the Lender shall be entitled to claim indemnification not only for increased cost, reduction of income, extra expenses or forgone interest or other return directly attributable to the Loan Documents, the maintenance of the Commitment or the Loan or any overdue sum, but also for that proportion (which the Lender reasonably determines to be fairly allocable to this Agreement) of any increased cost, reduction of income, extra expenses or forgone interest or other return caused by any application of relevant law or government regulation on the Lender or by the impact on the Lender’s manner or limit of financing. The Borrower shall pay to the Lender such proportion as fairly allocated immediately on demand (regardless of when such indemnification is claimed).

14.	EXPENSES

14.1	Costs

The Borrower shall reimburse to the Lender all costs and expenses reasonably incurred by the Lender in connection with the negotiation, preparation, printing and execution of the Loan Documents (including attorney fees, advisor fees and all other fees paid to a third party).

14.2	Subsequent Costs

The Borrower shall reimburse to the Lender all costs and expenses (including attorney fees) incurred by the Lender in connection with the following matters during the term of the Loan:

14.2.1	negotiation, preparation, printing and execution of any Loan Document to be executed after the date of this Agreement;

14.2.2	any amendment, waiver or consent required by the Borrower, or to the benefit of the Borrower or expressly permitted hereunder; and

14.2.3	exercise or preservation of any rights under any Loan Document (including but not limited to legal proceedings brought for such purpose).

14.3	Fee Letter

The Borrower shall pay to the Lender relevant expenses in the amount and manner as agreed in the Fee Letter.

14.4	Commitment Fee

After this Agreement is signed, the Borrower shall immediately pay to the Lender the commitment fee in the amount of USD1,300,000 upon occurrence of any of the following circumstances:

14.4.1	within 64 days after this Agreement is signed, the Borrower fails to satisfy all the conditions precedent to drawdown under Clause 7; or

14.4.2	within 64 days after this Agreement is signed, the Borrower fails to issue to the Lender the irrevocable drawdown request under Clause 8.2.1 for whatever reason;

14.4.3	notwithstanding the Borrower has issued the irrevocable drawdown request under Clause 8.2.1, the Borrower then fails to make drawdown during the Availability Period for whatever reason other than any reasons attributable to the lender.

15.	REPAYMENT SEQUENCE

If the amount repaid by the Borrower is less than the total amount as contemplated hereunder or to be repaid on the prepayment date, such amount shall be deemed as being repaid in following sequence regardless of any instruction from the Borrower:

15.1	first, against any fee, cost, expense or expenditure payable to the Lender under this Agreement and/or other Loan Documents;

15.2	secondly, against any penalty interest, compound interest, overdue interest, Prepayment Fee or accrued interest payable;

15.3	thirdly, against Loan principal amounts in a reverse order (i.e. the principal due last will be repaid first); and

15.4	fourthly, against other expenses payable but unpaid under the Loan Documents.

If the repaid amount is not sufficient to cover all items as listed in each repayment sequence, such items shall be deemed as being repaid in sequence of their occurrence.

16.	BORROWER’S REPRESENTATIONS AND WARRANTIES

16.1	The Borrower is a company duly incorporated and existing under PRC law, and all approvals, licenses and consents of relevant PRC authorities which are necessary for the incorporation and operation of the Borrower have been obtained and are sufficient and effective. The Borrower is an independent legal person, capable of suing and being sued and has full power and legal rights to own its assets and to carry out its business as currently conducted or contemplated.

16.2	Except for the registration of this Agreement with SAFE in respect of foreign debt, all internal and external authorization and approval procedures necessary for the Borrower’s execution and performance of this Agreement and other Loan Documents to which it is a party have been completed, and this Agreement and relevant Loan Documents are signed by the legal representative of the Borrower or its authorized representative.

16.3	After being signed by all parties and registered with SAFE in respect of foreign debt, this Agreement and other Loan Documents to which the Borrower is a party shall be legal and binding upon the Borrower and shall be binding and enforceable in accordance with their respective terms and conditions.

16.4	The unaudited financial statements for each quarter and audited annual year-end financial statements provided by the Borrower to the Lender (including the audited financial statements for year 2008 provided by the Borrower under Clause 7.1.17) are true and accurate. The financial statements provided by the Borrower to the Lender are prepared in accordance with the PRC laws, regulations and accounting principles in force and reflect true and accurate financial position of the Borrower in the period covered by such statement. No material adverse change has occurred in respect of the Borrower’s financial condition from the date of the financial statement mentioned above.

16.5	All information and other materials provided by the Borrower to the Lender in connection with the Borrower’s business were and remain true and accurate in all material aspects and there are no other material facts or considerations, the omission of which would render any such information misleading, and photocopies provided are consistent with their originals.

16.6	All authorizations, approvals, consents, licenses, exemptions, filings, registration, notarization and other matters (except the SAFE registration required for the commercial loan facility made hereunder, which the Borrower has confirmed that can be obtained) necessary for the Borrower to obtain the Loan from the Lender in accordance with the terms and conditions of this Agreement or for the Borrower’s entry into, performance and enforcement of this Agreement and other Loan Documents to which it is a party have been obtained or completed and are in full effect.

16.7	The Borrower’s execution and performance of this Agreement and other Loan Documents to which it is a party does not violate any contractual obligation of the Borrower under any agreement or contract that the Borrower has already entered into, i.e. the Borrower’s execution and performance of this Agreement and other Loan Documents to which it is a party will not result in any default or potential default under any contract or agreement that the Borrower already entered into.

16.8	The Borrower’s execution and performance of this Agreement and other Loan Documents to which it is a party does not conflict with any law, regulations, rule, policy or judicial or administrative ruling that is binding upon the Borrower, or its constitutional documents, or any other contract, agreement or document that entered into by the Borrower and others and binding upon the Borrower or its assets.

16.9	There is no litigation, arbitration or administrative proceedings pending or, to the knowledge of the Borrower, threatened against the Borrower or its assets which, if adversely determined, may have Material Adverse Effect.

16.10	As at the date of this Agreement, all amounts payable by the Borrower under the Loan Documents can be made without any tax deduction, except the tax deduction made on interests and fees payable by the Borrower under the Loan Documents in accordance with applicable tax rate under PRC laws and regulations (such tax deduction shall be reasonably paid by the Borrower within the statutory required period and Clause 12 shall apply).

16.11	As at the date of this Agreement, there is no stamp tax, registration fee, filing fee or other similar fees to be paid to relevant taxation authorities for the transaction contemplated hereunder other than the stamp tax to be paid for the execution of this Agreement under the PRC laws and regulations at a rate of 0.005% of the Loan.

16.12	Neither the Borrower nor its assets enjoy any sovereignty immunity from set-off, attachment, litigation or enforcement regarding any obligation under this Agreement or any other Loan Document to which the Borrower is a party.

16.13	All information furnished to the Lender by the Borrower relating to the business of the Borrower in connection with this Agreement and other Loan Documents to which the Borrower is a party was and remains true and accurate in all material respects and there are no other material fact or consideration, the omission of which would render any such information misleading. The Borrower does not and should not know of any matters relating to itself, YGE, the Opco or any of its subsidiaries, which have not been disclosed to the Lender and which might reasonably be expected to influence the Lender’s decision to participate in the Commitment to the Borrower.

16.14	The Borrower has complied with all the requirements of environment protection under PRC laws and regulations and has obtained complete and valid approvals for environment protection as required under PRC laws and regulations. The Borrower has never done and will not do any act to the detriment of environment in violation of the PRC laws and regulations.

16.15	The Borrower hereby further represents, warrants and agrees that, unless otherwise provided above, and for so long as any amount payable under this Agreement and/or any Loan Document to which the Borrower is a party remains outstanding or the Lender remains obligatory to make available any part of the Loan to the Borrower, each of the representations and warranties contained in this Clause 16 (other than sub-clauses 16.10 and 16.11) shall be true and complied with in all respects during the term of this Agreement.

17.	INSPECTION OF FACILITY UTILISATION

After the Loan is advanced, the Lender shall be entitled to make check, whether onsite or otherwise, of the utilisation of the Loan hereunder. The Borrower shall deliver to the Lender a report on the utilisation of the Loan and relevant evidence in accordance with requirements of the Lender. The Lender may designate relevant persons to inspect the check of the Loan onsite, and the Borrower shall actively provide assistance and provide any relevant documents upon the request of the Lender. The Lender’s inspection includes but is not limited to:

17.1	whether the purpose of the Loan is altered and whether the Loan is used for trading securities, real estate transactions, futures transaction, real estate business, venture capital or other purposes after the Loan is advanced;

17.2	whether the ongoing or new polysilicon projects of the Borrower are carried out smoothly, whether any material accident occurs, whether material facilities are installed promptly and whether there are circumstances where the construction period is to be extended;

17.3	whether the aggregated completed works and the progress of works under the Project correspond to the aggregated Project expenditures, and whether expenditures are made in compliance with stipulated requirements;

17.4	whether the estimated total investment of the construction project is within the budget; and

17.5	whether the Borrower is claiming for any false expenditures.

Without prejudice to the rights of the Lender under the above-mentioned provisions, the Lender shall have no obligations to ensure that the actual use by the Borrower of the Loan for such purposes as set out under this Agreement, neither will it be liable for any consequences arising from the utilisation of the Loan.

18.	INFORMATION DISCLOSURE

18.1	Within 120 days after the end of each year, the Borrower shall deliver to the Lender a full set of annual financial statements of the preceding year (including the balance sheet, the profit and loss statement, the cashflow statement and the audit report) audited by an accounting firm acceptable to the Lender).

18.2	The Borrower shall deliver to the Lender a full set of unaudited financial statements of the preceding quarter (including the balance sheet, profit and loss statement and cashflow statement) within 60 days after the end of each quarter.

18.3	If there are any material changes in the company name, the legal address, the registered capital, the business scope, the corporate type or the financial conditions, or material amendments made to the articles of association, the Borrower shall notify the Lender in writing within ten days after occurrence of such changes or amendments and deliver all relevant documents to the Lender. If there occurs replacement of the legal representative or the financial director of the Borrower, the Borrower shall immediately (but no later than 3 days) notify the Lender in writing of such change.

18.4	The Lender is entitled to request the Borrower to provide important information on utilisation of the Loan for the period from the drawdown of the Loan hereunder to termination of this Agreement. The Borrower shall provide such information promptly.

19.	SUPERVISION OF PROJECT

19.1	The Lender is entitled to appoint relevant technicians to conduct onsite supervision of the ongoing and new polysilicon solar cell projects of the Borrower. In order to understand the Project, such technicians may take the following steps:

19.1.1	Receive status reports on the ongoing and new polysilicon solar cell projects of the Borrower from the key management of the Borrower;

19.1.2	review financial statements, accounting certificates, accounting books, other financial documents and other relevant documents of the Borrower and the ongoing and new polysilicon solar cell projects of the Borrower from time to time;

19.1.3	access the construction site of the ongoing and new projects of the Borrower to make onsite inspections, investigate and verify the bid invitation, bid submissions, quality and progress of works under the Project; or

19.1.4	to inspect financial and capital conditions of the Borrower.

The Borrower shall cooperate with persons appointed by the Lender in connection with the above-mentioned activities.

19.2	After this Agreement is signed, persons appointed by the Lender are entitled to review any raw material purchase agreements and product sales agreements from time to time. The Borrower shall send a five-day notice in advance to the Lender before each of important raw material purchase agreements and product sales agreements is entered into. The important raw material purchase agreements mean purchase agreements for silicon of 100 tons or more; the important product sales agreements mean sales agreements of 10MW or more.

20.	OBLIGATIONS OF THE BORROWER

20.1	The Borrower shall repay the principal of the Loan and accrued interest and perform all other obligations and liabilities in accordance with this Agreement.

20.2	The Borrower shall comply with all the laws and regulations of the PRC and other applicable jurisdictions relevant to its business (including but not limited to environment protection laws).

20.3	The Borrower shall preserve and maintain its corporate existence and all of the rights, licences and franchises which are necessary for the conduct of its business in a regular manner.

20.4	The Borrower shall comply with the terms of, promptly renew from time to time, and promptly furnish certified copies to the Lender of, all authorisations, approvals, consents, licences and exemptions as may be required under any applicable law or regulation to enable the Borrower to perform its obligations under this Agreement and other Loan Documents to which the Borrower is a party or required for the legality, validity, effectiveness or enforceability of this Agreement and other Loan Documents, including but not limited to all the necessary foreign exchange approvals, foreign exchange registration and filings, and other foreign exchange formalities relevant to this Agreement to be handled and completed promptly by the Borrower in accordance with laws and regulations relevant to foreign exchange administration.

20.5	The obligations of the Borrower under this Agreement rank and shall at all times rank at least pari passu with the claims of all its other creditors of the same type save those whose claims are preferred due to assets mortgaged or pledged by the Borrower in accordance with applicable law.

20.6	The Borrower shall obtain prior written consents from the Lender before any disposal of its annually aggregated operating assets representing 5% or more of its net assets. For the purpose of this paragraph, disposal of assets means transfer, lease, mortgage, pledge or any other encumbrance created over assets. Notwithstanding the above, the Borrower may mortgage, without prior consent from the Lender, assets as described in Schedule 3 of this Agreement in favour of Zhong Guo Jie Neng Tou Zi Gong Xi with the maximum mortgage amount of RMB 100,000,000 in accordance with a mortgage contract entered into between the Borrower and such company (whereby such mortgage shall be provided for the loan made available by such company to the Opco). The Borrower shall notify the Lender in writing within 3 days after registration of such mortgage is completed, and deliver to the Lender photocopies of the loan contract, the mortgage contract and the mortgage registration documents.

20.7	If the Borrower carries out any division, merger, association, other changes in ownership or conversion, or other acts of a similar nature, the Borrower shall notify the Lender of the relevant plans ten days in advance and obtain consent from the Lender.

20.8	If the assets of the Security Provider under the Security Document decrease or if the value of security assets decreases, the Borrower shall provide additional security within the time period as required by the Lender, and the relevant Security Provider shall enter into a valid Security Document with the Security Agent.

20.9	The Borrower shall not provide security in any form to any third party without the prior consent from the Lender. Notwithstanding the above, a mortgage created in accordance with Clause 20.6 in connection with the loan of RMB 100,000,000 made available by Zhong Guo Jie Neng Tou Zi Gong Xi to the Opco may be created without the prior consent from the Lender.

20.10	The Borrower shall not make any loan (other than reasonable advances for employee travel expenses) available to a third party in any manner unless prior consent is obtained from the Lender.

20.11	The Borrower shall not mortgage, pledge, create or allow to maintain any Security Interest in any form other than assets mortgaged in the form of 100mw plant and equipment in favour of China Development Bank under a loan contract numbered 130040121200851012 entered into between the Borrower and China Development Bank, and any assets to be acquired hereafter, in favour of or the Lender. If the Borrower complies with the requirements for providing foreign security as set out by the relevant foreign exchange provisions, the Lender is entitled to request the Borrower to mortgage or pledge all or a part of the above-mentioned 100w plant and equipment (other than assets mortgaged in favour of China Development Bank) in favour of the Lender. If the Lender requires the creation of any mortgages or pledges, the Borrower shall enter into mortgage and pledge contracts with the Lender and handle the registration of the mortgage and pledge contracts.

20.12	The Borrower shall not alter the registered capital, business scope or company type, or amend its articles of association, without prior written consent from the Lender.

20.13	As at the date of this Agreement except the Revenue Account opened in accordance with Clause 9 and the Loan Account, and the account opened with China Development Bank under the loan contract (reference number: 130040121200851012) entered into with China Development Bank; the Borrower has never opened any other bank account. After this Agreement is entered into and before the Loan is repaid entirely, the Borrower shall not open any other bank account unless written consent is obtained from the Lender by letter or e-mail.

The Lender shall respond within 4 hours after the Borrower submits the application, otherwise the Lender shall be deemed to have granted consent.

20.14	The Borrower undertakes that it will use the Loan hereunder for such purposes as set out in Clause 3.

20.15	The Borrower shall insure its assets (including but not limited to the ongoing and new projects of the Borrower and related equipment) in accordance with laws and regulations of the PRC and industry requirements, and deliver to the Lender either a copy of relevant insurance contracts or insurance documents.

20.16	If there exists a Material Adverse Effect or Force Majeure, the Borrower shall immediately notify the Lender of such event (and of any remedies being taken).

20.17	The Borrower shall not expand its production capacity to more than 200 megawatt without prior written consent from the Lender. The Borrower warrants that YGE will not expand its consolidated production capacity to more than 600 megawatt.

20.18	Within thirty (30) days from the drawdown date of the Loan under this Agreement, the Borrower shall deliver to the Lender documents in form and substance satisfactory to Lender evidencing that each creditor bank of Tianwei Yingli consents in writing to the guarantee granted under the Tianwei Yingli Guarantee; Within 64 days from the date of this Agreement, the Borrower shall deliver to the Lender documents in form and substance satisfactory to the Lender evidencing that the Tianwei Yingli Guarantee is effective, including but not limited to a written document evidencing that the Tianwei Yingli Guarantee has been approved by and filed with the competent foreign exchange administrative authority.

20.19	Prior to 30 April 2009, the Borrower shall deliver to the Lender documents in form and substance satisfactory to the Lender evidencing that HK Co and BVI Co have completed the transfer of equity in the Opco, that the Opco New Equity Pledge Agreement has been duly signed, that the relevant company has obtained documents required for the due creation and validity of the equity pledge, including but not limited to approvals issued by the original approval authority of the Opco, the registration certificate issued by the original registration authority of the Opco, the share register of the Opco reflecting such equity pledge, corporate resolutions and internal authorisation documents.

20.20	The Borrower shall ensure that YGE and all the Obligors will not breach any Loan Document to which the Borrower and the Lender are parties.

20.21	The Borrower shall deliver to the Lender the following documents satisfactory to the Lender in accordance with the following timeline in connection with the 500 megawatt project (i.e. three-phase project), under which the Borrower cooperates with Tianwei Yingli:
(a)	prior to 31 March 2009, a document evidencing that the fire-control inspections relevant to the 200 megawatt project (including the 100 megawatt project of the Borrower) have been completed;

(b)	prior to 31 July 2009, a document evidencing that the fire-control inspections relevant to the 300 megawatt project (including the 100 megawatt project of the Borrower) have been completed;

(c)	prior to 31 July 2009, the waste discharge licence relevant to the 500 megawatt project;

(d)	prior to 31 March 2009, the construction planning permit and the construction permit in connection with No.5 and No.7 buildings of phase 3 of Tianwei Yingli;

(e)	prior to 31 March 2009, within the 500 megawatt project of Tianwei Yingli, the environment inspection approval for the 200 megawatt project (including the 100 megawatt project of the Borrower); prior to 30 July 2009, the environment inspection approval for the remaining 300 megawatt project (including the other 100 megawatt project of the Borrower);

(f)	prior to 31 August 2009, evidence that the inspections of all the 500 megawatt projects of phase 3 have been completed;

(g)	prior to 30 September 2009, certificates of title relevant to the 500 megawatt project;

(h)	prior to 30 September 2009, evidence that Tianwei Yingli and the Borrower enter into, via approval by the board of directors of Tianwei Yingli and the Borrower, a formal lease contract in respect of the land use rights of the land with an area of approximately 200 mu, relevant properties and equipment lease for the 200MW project in substantially the form of the lease contract entered into as a condition precedent and that the lease registration formalities have been completed in connection with properties and the land use right;

(i)	The Borrower shall deliver to the Lender the following documents satisfactory to the Lender in accordance with the following timeline in connection with the 3000 ton polysilicon project of the Opco:

(j)	prior to 28 February 2009, a land grant contract entered into with the land and resources bureau in connection with the land use right for the land of phase 1 with an area of 800 mu, and the state-owned land use right certificate;

(k)	prior to 31 March 2009, with respect to the 3000 ton polysilicon project of phase 1, the construction planning permit, the construction permit, the approval for fire control and the approval for environment assessment of the third 1000 ton project;

(l)	within 20 months from the drawdown date of the Loan hereunder, evidence that the environment inspection, the fire control inspection, the production equipment safety inspection and the construction completion inspection in respect of the 3000 ton polysilicon project of phase 1 have been completed and the relevant title certificate has been obtained;

(m)	within 22 months from the drawdown date of the Loan hereunder, the waste discharge licence and evidence that the safety inspection has been completed; and

(n)	within 1 month from the drawdown date of the Loan hereunder, evidence that design and procurement of facilities and equipment have been completed; within 9 months from the drawdown date of the Loan hereunder, evidence that the trial run of key equipment such as the silane system and reactors has been completed; within 10 months from the drawdown date of the Loan hereunder, evidence that installation and trial operation of 5 Siemens reactors have been completed; within 13 months from the drawdown date of the Loan hereunder, evidence that annual production capacity of 1,500 tons has been attained; within 16 months from the drawdown date of the Loan hereunder, evidence that annual production capacity of 3,000 tons has been attained.
20.22	The Borrower shall comply with all the requirements of environment protection under PRC laws and regulations and obtain all the approvals for environment protection as required under PRC laws and regulations. The Borrower has never done and will not do any act to the detriment of environment in violation of the PRC laws and regulations.

20.23	The Borrower must procure that Obligors under all the documents as described in Schedule 2 hereof to take relevant steps to effect such documents and security rights granted under such documents.

21.	DEFAULT

21.1	Each of events under this Clause 21.1 shall constitute an event of default under this Agreement whether or not within the control of the Borrower or any other person:

21.1.1	The Obligor fails to pay any sum payable by it in the manner specified under the Loan Documents, including but not limited to overdue and outstanding principal and interest of the Loan, overdue interest, compound interest, liquidated damages, compensation, indemnities, Break Costs and other relevant expenses;

21.1.2	The Obligor breaches the provisions as set out in Clause 20;

21.1.3	The Borrower fails to credit relevant funds to the Revenue Account under Clause 9 hereof;

21.1.4	The shares of YGE are suspended from trade for more than 15 trading days.

21.1.5	Except for Clauses 21.1.1 and 21.1.4, the Obligor fails to duly perform or comply with any of its obligations under the Loan Documents; if any such breach may be remedied and if such breach has been remedied within fifteen (15) days from the time when the Lender sends a notice to the Borrower or when the Borrower is aware of such breach, such breach shall not constitute an event of default;

21.1.6	Any representation, warranty or statement made or purported to be made by any Obligor in any Loan Document or any other documents delivered by and on behalf of such Obligor under or in connection with any of the Loan Documents or in any accounts, certificate, statement or opinion delivered pursuant to the Loan Documents or in connection therewith is untrue, incorrect or misleading in any material respect when made or repeated or deemed to be made or repeated;

21.1.7	Any financial indebtedness of the Borrower, YGE or any Material Company is unpaid on the Maturity Date; or the commitment granted to such companies is cancelled or suspended due to an event of default (regardless of characterisation); such financial indebtedness is declared to be or otherwise becomes immediately due and payable.

21.1.8	The Borrower, YGE or any Material Company takes any corporate action or other steps are taken or legal proceedings are started for the suspension of payment, dissolution, termination of existence, cancellation of business license, liquidation, winding-up or bankruptcy or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its revenues and assets;

21.1.9	The Borrower, YGE or any Material Company requests, is required to or begins negotiations or takes any steps for readjustment, rescheduling or deferral of all or any part of its indebtedness, or proposes or reaches a general assignment or arrangement or composition with or for the benefit of any one or more of its creditors, or a moratorium is agreed or declared in respect of or affecting all or a material part of its indebtedness;

21.1.10	The Borrower, YGE or any Material Company is, or is deemed for the purposes of any applicable law to be, unable to pay its debts as they fall due or insolvent, or it admits in writing its inability to pay its debts as they fall due;

21.1.11	Any distress, execution, attachment or other process is levied or enforced on or against the whole or a substantial part of the assets of the Borrower, YGE or any Material Company;

21.1.12	Any Obligor under any document or Warrant Documents as set out in Schedule 2 hereof breaches the provisions of such documents, refuses to perform or, as evidence demonstrates, deliberately refuses to perform any Loan Document; or any of representations and warranties thereunder is untrue or inaccurate;

21.1.13	It is or becomes illegal for an Obligor to perform any of its obligations under the Loan Documents;

21.1.14	Any Loan Document is not effective in accordance with its terms or is alleged by the Borrower to be ineffective in accordance with its terms; or any Loan Document is void or is alleged by the Borrower to be void (regardless of any reason);

21.1.15	Any qualified accounting firm issues qualified audit reports on the Borrower, YGE or any Material Company;

21.1.16	Any Material Adverse Effect occurs;

21.1.17	Any third parties appointed by the Lender issues any relevant report unsatisfactory to the Lender in respect of material aspects as to the finances of the Borrower, YGE, BVI Co and its affiliated companies, Tianwei Yingli or the Opco and intellectual property and technical safety of operating projects;

21.1.18	Any document as set out in Schedule 2 hereof or any security right granted under such document fails to come into effect;

21.1.19	There is any change in the control and/or the actual controller of the Tianli Power, Borrower, YGE or any Material Company.

21.2	On the occurrence of any event of default and at any time thereafter whether or not such event is continuing, the Lender may:

21.2.1	by notice to the Borrower declare that the Lender shall be released from its obligations under the Loan Documents whereupon the Lender shall forthwith be so released; and/or

21.2.2	by notice to the Borrower declare the Loan, unpaid accrued interest, overdue interest, compound interest, liquidated damages and all other amounts owing in accordance with the

Loan Documents to be immediately due and payable whereupon the same shall become so due and payable.

22.	CULPA IN CONTRAHENDO

If this Agreement fails to come into effect after it is executed due to failure of foreign debt registration for whatever reason, the Borrower shall be liable culpa in contrahendo and pay to the Lender damages of USD 1,300,000.

23.	INDEMNITIES AND BREAK COSTS

23.1	Indemnities

The Borrower shall fully indemnify the Lender against any losses, expenses and/or damages as well as all attorney fees sustained, suffered or incurred by the Lender as a consequence of:

23.1.1	the occurrence of an event of default or any default by the Borrower and/or the Security Provider in the performance of any obligations under this Agreement and/or any of the Loan Documents;

23.1.2	any inquiry, investigation, writ of summons (or similar orders) or litigation relevant to any Obligor, any transaction contemplated under any Loan Document documents relating to the transaction; or

23.1.3	any Loan (or any part thereof) not being prepaid in accordance with the prepayment notice issued by the Borrower.

23.2	Break Costs

22.2.1	The Borrower shall forthwith on demand pay to the Lender its Break Costs.

22.2.2	Break Costs are the amount (if any) determined by the Lender concerned which would indemnify that Lender against the loss or liability that it incurs as a consequence of any part of the Loan or overdue amount being repaid or prepaid other than on the Maturity Date, and includes any costs incurred as a result of the Lender terminating all or any part of its fixed rate, swap or other hedging arrangements.

22.2.3	Each Lender shall, as soon as reasonably practicable after a request by the Borrower, provide to the Lender a certificate confirming the amount of its Break Costs which they accrue.

24.	ASSIGNMENT

24.1	Borrower

The Borrower shall not assign to any other party any or all of its rights, interests or obligations under this Agreement or any Loan Document to which it is a party.

24.2	Lender

By giving a notice to the Borrower, a Lender (“Existing Lender”) may, at any time and without consent of the Borrower or any other party, assign any or all of its rights and/or obligations hereunder to any banking or financial institution or other commercial institution (other than to a company in the solar energy industry or whose principal business is solar energy) (“New Lender”). Prior to occurrence of such assignment or transfer, the assignee or transferee shall notify the Lender and ensure the execution by the New Lender of the Accession Deed (which has the meaning as defined in the YGE Guarantee and Undertaking Agreement), the Security

Sharing Agreement and other necessary documents or conditions in accordance with the YGE Guarantee and Undertaking Agreement. Upon such assignment or transfer becoming effective, the New Lender will replace the Existing Lender as a party to this Agreement and shall enjoy all rights and interests of a Lender hereunder. The Borrower shall execute reasonable and necessary documents to effect such assignment or transfer and complete foreign debt amendment registration with the SAFE. The expenses of the Lender or its successor in connection with such assignment or transfer shall be assumed by such Lender or its successor.

25.	ENTIRE CONTRACT

All supplements, amendments or changes to this Agreement represent integral parts of the whole agreement between the Parties.

26.	CONFIDENTIALITY

The Parties acknowledge that all information exchanged in connection with this Agreement, whether orally or in writing, is confidential information and each Party shall keep all such information confidential and shall not disclose any of such information to any third party without prior written consent of the other Parties, except: (a) such information is in or will go into the public domain other than as a result of disclosure by a Party receiving such information; (b) such disclosure is required by applicable laws or any rule or regulation of any stock exchange; (c) any Party is required to disclose such information to its legal or financial advisors for the purpose of the transaction contemplated hereunder, provided that such legal or financial advisors are bound by the same confidentiality obligation as is provided in this clause; or (d) any Party is required to disclose such information to the auditing advisors it appoints for the purpose of auditing, provided that such auditing advisors are bound by the same confidentiality obligation as is provided in this clause. Any disclosure of confidential information by any individual or entity employed by any Party shall be deemed as a disclosure of such confidential information by such Party, who shall be legally liable for breach of this Agreement by such disclosure. This clause shall survive any termination of this Agreement for whatever reason.

27.	APPLICABLE LAW

This Agreement is governed by and construed in accordance with the PRC laws and regulations.

28.	DISPUTE RESOLUTION

Any dispute in connection with the validity of this Agreement during the performance thereof shall be resolved by the Parties through negotiation. If such negotiations fail, any Party may submit the dispute to competent court in the Hebei province .

29.	REQUIREMENTS UNDER THE LAW

29.1	Upon execution of this Agreement, the Lender shall administer all foreign debt registration formalities with SAFE in accordance with relevant requirements under the PRC laws and regulations.

29.2	Upon execution of this Agreement, the Borrower shall immediately (in any event no later than 15 days) administer all registration formalities in respect of this Agreement in accordance with relevant provisions under the PRC laws and regulations, and after obtaining the certified Foreign Debt Agreement Information Form for Onshore Entities issued by SAFE in connection with this Agreement and/or other documents evidencing that foreign debts hereunder have been approved by and filed with SAFE, deliver a photocopy of such certificate to the Lender in accordance with the relevant provisions hereof. The Borrower undertakes that it will take all necessary and effective measures to ensure such foreign debt registration is in full effect as long as there is any outstanding Facility. The Borrower further undertakes that it will timely (in any event no later than 15 days) obtain registration of change with SAFE in respect of any amendment hereto or any assignment of the loan in accordance with the PRC laws and regulations, and after obtaining change registration certification documents (and verifying that these are authentic), deliver photocopies of such documents to the Lender.

29.3	The Borrower shall administer foreign debt principal and interest repayment (including any prepayment) formalities in accordance with relevant PRC laws and regulations, including but not limited to the opening of a foreign debt special account with banks approved for foreign exchange business and submitting details of such repayment, early prepayment or payment to SAFE for approval prior to repayment, early prepayment or payment under this Agreement.

30.	AMENDMENT AND WAIVER

30.1	The Fee Letter may be altered or waived subject to the joint consent of the Lender and the Borrower.

30.2	The alteration or waiver of any right or obligation in relation to any Lender shall only be made with the consent of the Lender.

30.3	Waiver and Cumulative Remedies

The rights of the Lender under the Loan Documents shall be cumulative, and shall not exclude any other right generally available to it under laws and regulations, which right may be exercised as frequently as necessary and may only be expressly waived in writing. Any delay in exercising or failure to exercise the right shall not operate as a waiver thereof.

31.	MISCELLANEOUS

31.1	Communications

31.1.1	Notices: Any notice or other communication in connection with the performance of the Agreement which shall be given in writing shall be deemed delivered at the time indicated below:

31.1.2	in the case of a letter, at the time of actual receipt, or where it is not possible to confirm the time of actual receipt, at the time of receipt as indicated by the postmark;

31.1.3	in the case of a facsimile transmission, at the time of the generation of a transmission report confirming the recipient’s facsimile number, number of pages transmitted, and the successful conclusion of the transmission.

31.1.4	Addresses:
For the Borrower:
No. 3399 Chaoyang North Street, Baoding, Hebei Province
Postal code: 071051
Tel: +86-0312-8929705
Fax: +86-0312-3151881

For the Lender:
C/o Asia Debt Management Hong Kong Limited
1008 ICBC Tower, 3 Garden Road Central, Hong Kong
Attention: Grace Tan/Chris Chan
Tel: +852-2536 4567
Fax: +852-2147 2813
31.1.5	Electronic communications: Except as required to be made in writing as provided hereunder, any communication may be notified to the other Party via electronic mail, the respective email address of each of the Parties as follows:

Borrower:	Recipient: Bryan Li	Email address: bryan_li@yinglisolar.com

Lender:	Recipient: Grace Tan	Email address: gt@admcap.com
	Chris Chan	Email address: cc@admcap.com
Where a notice is given via electronic mail, it shall only be valid if it is received by the recipient party in a readable format.

31.1.6	Any change to the address or facsimile number or email address of any Party shall be promptly notified to the other Parties. The Party with the obligation to give such notice shall be liable for any consequences arising from the failure to issue such notice.

31.2	Set-off

Subject to prior notice to the Borrower, the Lender may set off (to the extent beneficially owned by the Lender) any matured obligation owed to it by the Borrower under the Loan Documents against any obligation (whether or not matured) owed by the Lender to the Borrower. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

31.3	Severability

If a term of this Agreement is or becomes illegal, invalid or unenforceable in any respect at any time under any jurisdiction, that will not affect the legality, validity or enforceability in that jurisdiction of any other term hereof or the legality, validity or enforceability in other jurisdictions of that term.

31.4	Execution

This Agreement is made in 8 originals, the Borrower holding 5 copies, the Lender holding 3 copies.

32.	EFFECTIVENESS AND TERMINATION

This Agreement shall be concluded and will be binding upon the Borrower and the Lender when it is signed and stamped by the Borrower and the Lender, shall become effective upon registration with SAFE, and shall be terminated when all debts under the Loan Documents are discharged.

Schedule 1
Drawdown Request
Attention: the Lender:
We refer to the Credit Agreement (Contract No. 2009 ADM CAPITAL No. 1) (hereinafter the “Credit Agreement”) entered into between ourselves as the Borrower and yourselves as the Lender , we hereby request to draw under the Commitment an amount of United States Dollars                      (US$                    ) as early as possible. We request that you remit the amount to the following account by 4 pm,                     :
Account name:
Bank:
Account number:
We hereby confirm that:
1	all conditions precedent in Clause 7 of the Credit Agreement have been satisfied;

2	the amount shall be exclusively used for the purposes of the Loan as set forth in Clause 3 of the Credit Agreement;

3	the representations and warranties under the Credit Agreement shall remain correct, true, complete and effective by reference to the facts and circumstances subsisting at the date hereof;

4	no event of default or potential event of default has occurred as at this date; and

5	this Drawdown Request shall be irrevocable.
Terms defined in the Credit Agreement shall have the same meaning in this Drawdown Request.
Borrower (stamp):
Authorized Representative (signature):
Date:

Schedule 2
Security Documents
I. List of Security Documents
1.	YGE Guarantee and Undertaking and Guarantee Acknowledgement means the Guarantee and Undertaking dated [•] between YGE, the Lender and others in respect of providing a guarantee to the Lender by YGE and YGE’s affiliated company in connection with the Loan and any documents relating to the transaction.

2.	Onshore Guarantee means any of:

2.1	Miao PRC Guarantee, which has the meaning given to it under YGE Guarantee and Undertaking Agreement; and

2.2	Tianwei Yingli Guarantee, which has the meaning given to it under YGE Guarantee and Undertaking Agreement.

3.	Miao HK Guarantee, which has the meaning given to it under YGE Guarantee and Undertaking Agreement

4.	Charge over HK Shares, which has the meaning given to it under YGE Guarantee and Undertaking Agreement;

5.	Charge over YGE Shares, which has the meaning given to it under YGE Guarantee and Undertaking Agreement;

6.	Charge over Collateral Account, which has the meaning given to it under YGE Guarantee and Undertaking Agreement;

7.	Opco Original Equity Pledge Agreement, which has the meaning given to it under YGE Guarantee and Undertaking Agreement;

8.	Opco New Equity Pledge Agreement, which has the meaning given to it under YGE Guarantee and Undertaking Agreement;

9.	HK Security Agreement, which has the meaning given to it under YGE Guarantee and Undertaking Agreement;

10.	Tianli Power Share Pledge, which has the meaning given to it under YGE Guarantee and Undertaking Agreement;

11.	Security Sharing Agreement, which has the meaning given to it under YGE Guarantee and Undertaking Agreement;

12.	Any other Security Interest created over any of the assets of the Borrower or the Security Provider in respect of the obligations of the Obligor towards the Lender under a Loan Document or any document evidencing creation of such Security Interest and designated in writing as such by the Lender and the Borrower.

13.	Assignment of Shareholder Loans, which has the meaning given to it under YGE Guarantee and Undertaking Agreement.

II.	List of Warrant Documents

1.	Warrant Agreement, which has the meaning given to it under YGE Guarantee and Undertaking Agreement.

2.	Warrants, which has the meaning given to it under YGE Guarantee and Undertaking Agreement.

Schedule 3
Assets Mortgaged in Favour of China Development Bank

Name of		Assessed				Mortgage
collaterals	Location	Price	Quality	Status	Ownership	Value
Constructed buildings after the project is completed	Plant area of Yingli Energy (China) Company Limited	RMB40,000,000 (based on the assessment report)	Good	Construction in progress	Yingli Energy (China) Company Limited	Subject to the assessed value after the project is completed or assets are mortgaged

Purchased equipments after the project is completed	Plant area of Yingli Energy (China) Company Limited	RMB500,000,000 (based on the assessment report)	Good	Newly purchased

Schedule 4
List of 100 MW Plants and Equipment to be Mortgaged in Favour of the Lender

Name of						Mortgage
collaterals	Location	Assessed Price	Quality	Status	Ownership	Value
Purchased equipments after the project is completed	Plant area of Yingli Energy (China) Company Limited	RMB70,000,000 (based on the assessment report)	Good	Newly purchased	Yingli Energy (China) Company Limited	Subject to the assessed value after the project is completed or assets are mortgaged

Schedule 5
Assets to be Mortgaged in Favour of China Energy Saving Corporation for Loan of RMB
100,000,000 Available to the Opco
List of Assets of No.4 Area

Assets	Value (RMB)	Notes
Monocrystalline equipments	55,461,404.88
Other ancillary production equipments in the monocrystalline workshops	11,515,569.31
Construction in progress (interim electricity supply and distribution)	12,950,343.96
Land	9,351,337.94
Premises (the pending application for title certificate)	20,385,798
Total assets	109,664,454.09
Particulars of Land and Premises

Title Certificate
	Area	Number	Purposes
Land	6,745.7 square metre	Bao Ding Shi Guo	For industrial purpose
Yong (2008)
No.130600005134
	8,697 square metre	Bao Ding Shi Guo	For industrial purpose
Yong (2008)
No.130600005135
Premises (the pending application for		15,442.7 square metre
title certificate)
Office complex		2,900 square metre
Steel structure workshops		4,500 square metre
Warehouse		900 square metre
Single-story building		702 square metre
Hard surface road and greenery		6,440.7 square metre

SIGNATORIES
Borrower: YINGLI ENERGY (CHINA) COMPANY LIMITED          (company stamp or contract stamp):

Legal Representative:	Signature: /s/ Liansheng Miao

(or Authorized Representative)

Date: 24 January 2009
Lender: GOLD SUN DAY LIMITED
Signature: /s/ Grace Tan & Alexander Shaik (signed)
Authorized signatory
Date: 24 January 2009